Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment No. 1”) is made and entered into as of December 31, 2008, by and between Masimo Corporation, a Delaware corporation (the “Company”), and Joe E. Kiani (the “Executive”).

Recitals

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of July 19, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS

1.1 AMENDMENT TO SECTION 8.1. Section 8.1 of the Employment Agreement is amended and restated in its entirety to read as follows:

“8.1 DEATH. If the Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, an amount equal to one-half (1/2) of the Executive’s Base Salary at the rate in effect on the date of the Executive’s death. Such amount shall be paid for three (3) years, in substantially equal monthly installments commencing within 30 days following the Executive’s death. This amount shall be exclusive of and in addition to any payments the Executive’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy presently maintained by the Company.”

1.2 AMENDMENT TO SECTION 8.2. The third sentence of Section 8.2 of the Employment Agreement is amended by inserting “To the extent permitted by Treasury Regulation § 1.409A-3(i)(l)(ii)(A),” immediately before “such disability benefits shall be reduced”.

1.3 AMENDMENT TO SECTION 8.4. The second sentence of Section 8.4 of the Employment Agreement is amended by inserting “over two years” immediately after “Such amount shall be paid in installments”.

1.4 AMENDMENT TO SECTION 8.5. Section 8.5 is amended and restated in its entirety to read as follows:

“8.5 EMPLOYEE BENEFIT PLANS.

(i) Unless the Executive’s employment is terminated pursuant to subsection 7.3 hereof, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the full term of this Agreement all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.

(ii) In the event that the Executive’s participation in any such plan or program is barred, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar coverage, but only to the extent Executive’s requested reimbursement of expenses for similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue Executive’s participation in the underlying plan for the period the expenses were incurred by the Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year.”

1.5 AMENDMENT TO SECTION 8.7. Section 8.7 of the Employment Agreement is amended and restated in its entirety to read as follows:

“8.7 CODE SECTION 409A COMPLIANCE. Notwithstanding anything in this Section 8 to the contrary, if any benefit or amount payable to the Executive under this Section 8 on account of the Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended or successor provision (“409A”), payment of such benefit or amount shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-l(h), which provides that a separation from service will be deemed to occur if the Company and the Executive reasonably anticipate that Executive shall perform no further services for the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (whether an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. Such payments or benefits shall be provided in accordance with the timing provisions of this Section 8 by substituting the references to “termination of employment” or “termination” with “separation from service”; however, if at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Section 8 on account of the

Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive (or his estate or beneficiary, as applicable) a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this Section 8 but for the imposition of the 409A Suspension Period. Thereafter, the Executive shall receive any remaining payments due under this Section 8 in accordance with the terms of this Section (as if there had not been any suspension period beforehand). For purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of 409A.”

1.6 AMENDMENT TO SECTION 8.8(i). The first sentence of Section 8.8(i) of the Employment Agreement is amended by inserting “any taxes imposed by 409A or” immediately after “Executive of all taxes (including any interest or penalties, other than”.

ARTICLE 2

GENERAL PROVISIONS

2.1 CAPITALIZED TERMS. All capitalized terms in this Amendment No. 1, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Employment Agreement.

2.2 CONTINUING EFFECTIVENESS. Except as modified by this Amendment No. 1, the Employment Agreement shall remain in full force and effect and neither party by virtue of entering into this Amendment No. 1 is waiving any rights it has under the Employment Agreement, and once this Amendment No. 1 is executed by the parties hereto, all references in the Employment Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Employment Agreement as modified by this Amendment No. 1.

2.3 SUCCESSORS. The terms and conditions of this Amendment No. 1 shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

2.4 GOVERNING LAW. This Amendment No. 1 shall be construed and enforced in accordance with the laws of the State of California.

2.5 COUNTERPARTS. This Amendment No. 1 may be executed in one or two counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

“Company”	MASIMO CORPORATION

	By:	/s/ Stephen M. Moran
Name: Stephen M. Moran
Title: Executive Vice President

“Executive”	JOE E. KIANI

/s/ Joe E. Kiani